UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2004

INTER-TEL, INCORPORATED

(Exact Name of Registrant as specified in charter)

Commission File Number 0-10211

Arizona	86-0220994
(State or other jurisdiction of incorporation)	I.R.S. Employer Identification Number

1615 S. 52ND STREET
Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 449-8900

Item 7. Financial Statements and Exhibits

(c)	Exhibits

Exhibit
Number	Description

99.1	Press release dated February 17, 2004 announcing results for the fourth fiscal quarter and year ended December 31, 2003, and comparing such results with the results for the fourth quarter and year ended December 31, 2002, including the use of non-GAAP financial information.

Item 12. Results of Operations and Financial Condition.

     On February 17, 2004, Inter-Tel, Incorporated (the “Company”) issued a press release announcing pro-forma results for the fourth fiscal quarter and year ended December 31, 2003 and comparing such results with the results for the fourth quarter and year ended December 31, 2002. Pursuant to General Instruction B.6 of Form 8-K, this exhibit is not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, but is instead furnished as required by that instruction.

The press release is furnished as Exhibit 99.1 hereto.

Use of Non-GAAP Financial Information

In May 2001, Inter-Tel entered into an agreement to submit to binding arbitration a lawsuit we filed in 1996. The arbitration was completed in January 2002 and, as a result of the arbitration, Inter-Tel received a one-time gross cash award of $20 million in February 2002. Direct costs for attorney’s fees, expert witness costs, arbitration costs and additional payments and expenses, totaled approximately $4.5 million in 2002, excluding income taxes, for a net award of approximately $15.5 million. The estimated net proceeds from this arbitration settlement were approximately $9.5 million after taxes, or $0.37 per diluted share for the year ended December 31, 2002.

This one-time litigation settlement was a non-recurring, non-operating item included in our GAAP results. Our management believes that the presentation of our results on a non-GAAP basis to exclude proceeds we received from the litigation settlement provides investors a more meaningful basis of evaluating our performance for the fourth fiscal quarter and year ended December 31, 2003, and for comparing our results with prior and subsequent periods.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTER-TEL, INCORPORATED

Dated: February 17, 2004	By:	/s/ Kurt R. Kneip

Kurt R. Kneip Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number

99.1	Press release dated February 17, 2004 announcing results for the fourth fiscal quarter and year ended December 31, 2003, and comparing such results with the results for the fourth quarter and year ended December 31, 2002, including the use of non-GAAP financial information.